EXHIBIT 5

May 10, 2021

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525

Re:	Registration Statement on Form S-8 Relating to the 2021 Independent Bank Corporation Long-Term Incentive Plan (the “Plan”)

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Independent Bank Corporation, a Michigan corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter for the purpose of registering under the Securities Act of 1933, as amended, 650,000 shares of the Company’s common stock for issuance pursuant to the Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion.  On the basis of such evaluation, we advise you that, in our opinion, the 650,000 shares of common stock covered by the Registration Statement, when issued pursuant to the Plan, and upon delivery of such shares and payment for such shares in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding, and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ VARNUM LLP